Exhibit 99.1

AMERICAN MEDICAL ALERT CORP. ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS

OCEANSIDE, New York. - June 14, 2007 - American Medical Alert Corp. (NASDAQ: AMAC),  a healthcare communications company, today announced that its 2007 annual meeting of shareholders is scheduled to take place on Tuesday, July 31, 2007, at 10:00 a.m. Eastern time, at the offices of Moses & Singer LLP, 12th Floor, 405 Lexington Avenue, New York, New York 10174. The close of business on June 4, 2007 was fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. AMAC's annual report along with the notice of meeting and proxy statement is expected to be mailed on or about June 15, 2007 to all shareholders of record as of the record date.

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.